Exhibit 99.1

EFI Issues Non-Reliance Statement

Foster City, Calif. – May 7, 2007 – Electronics for Imaging, Inc. (“EFI”) (Nasdaq: EFII) today announced that on May 1, 2007, based on information obtained by a Special Committee reviewing the Company’s historical stock option practices, EFI concluded that the Company’s financial statements, earnings releases and similar communications relating to the period 1992 through June 30, 2006 should no longer be relied upon.

Although the Special Committee’s investigation is substantially complete, the Committee has not yet made any findings or conclusions. However, based on information obtained by the Special Committee relating to a portion of the historical option grants under review, EFI believes that the actual measurement dates for certain stock option grants made during the period under review differ from the recorded grant dates used for financial accounting and reporting purposes for such options. As EFI believes that the market prices of its stock at the actual measurement dates were higher than the exercise prices of these option grants, EFI expects that it will be required to record additional stock-based compensation expense based on the difference in these amounts. EFI has not yet determined the aggregate amount of the additional non-cash compensation expense it will be required to record or the additional expense to be recorded in any particular fiscal period during that period of time. Until the amount of such adjustments has been determined, EFI cannot ascertain the resulting tax and accounting impact. However, EFI expects that the difference in these measurement dates will result in material non-cash, stock-based compensation expense, and therefore EFI expects to restate previously issued financial statements as necessary.

EFI plans to become current in its public filings with the Securities and Exchange Commission as soon as practicable.

Forward-Looking Statements

This press release contains forward-looking statements concerning EFI’s investigation of its stock option grant practices and the potential financial, accounting and tax impact of that investigation, the determination that differences in actual measurement dates for certain stock options compared to the recorded measurement dates for those options will result in material non-cash, stock-based compensation expense, EFI’s restatement of previously issued financial statements and EFI’s intent to become current its in its public filings with the Securities and Exchange Commission. There can be no assurance concerning the outcomes of the stock option review or EFI’s ability to become current in its filings. Forward-looking statements are made as of the date of this press release and, except as required by law, EFI does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About EFI

EFI (www.efi.com) is the world leader in color digital print servers, superwide format printers and inks, and commercial and enterprise print management solutions. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; superwide digital inkjet printers, UV and solvent inks; industrial inkjet printing systems, print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.

EFI is a registered trademark of Electronics For Imaging, Inc. in the U.S. Patent and Trademark Office and/or certain other foreign jurisdictions.

Contact:

EFI Public Relations

Katie Maller, 650-357-3032

katie.maller@efi.com